Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of Viomi Technology Co., Ltd

Subsidiaries	Place of Incorporation

Viomi HK Technology Co., Limited	Hong Kong

Lequan Technology (Beijing) Co., Ltd.	People’s Republic of China

Consolidated Variable Interest Entities	Place of Incorporation

Foshan Yunmi Electric Appliances Technology Co., Ltd	People’s Republic of China

Beijing Yunmi Technology Co., Ltd	People’s Republic of China

Subsidiaries of Consolidated Variable Interest Entities	Place of Incorporation

Foshan Xiaoxian Electrical Technology Co., Ltd.	People’s Republic of China

Foshan Discovery Electrical Technology Co., Ltd.	People’s Republic of China

Guangdong Lizi Technology Co., Ltd.	People’s Republic of China

Guangdong AI Touch Technology Co., Ltd.	People’s Republic of China